SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): January 30, 2002




                        CITIZENS COMMUNICATIONS COMPANY
             (Exact name of Registrant as specified in its charter)


            Delaware                      001-11001              06-0619596
  (State or other jurisdiction          (Commission           (I.R.S. Employer
       of incorporation)                File Number)         Identification No.)

                                3 High Ridge Park
                           Stamford, Connecticut 06905
               (Address of Principal Executive Offices) (Zip Code)

                                 (203) 614-5600
               (Registrant's Telephone Number, Including Area Code)



                           No Change Since Last Report
                 ----------------------------------------------
          (Former name or former address, if changed since last report)

Item 2.  Disposition of Assets.

On October 18, 1999, we announced the agreement to sell our water and wastewater treatment operations to American Water Works, Inc. for $745.0 million in cash and $90.0 million of assumed debt. This transaction closed on January 15, 2002 for $859.1 million in cash and $120.4 million in assumed debt and other liabilities. The cash received in this transaction reflects a purchase price adjustment for construction expenditures made by us since October 18, 1999 and other purchase price adjustments pursuant to the asset purchase agreements. We expect to report a pretax gain of over $300.0 million on this transaction in the first quarter of 2002.

This transaction is part of our plan of divestiture of our public utilities services businesses approved by our Board of Directors on August 24, 1999. In addition to the sale of our water and wastewater treatment operations we have previously sold two of our natural gas operations. We are pursuing the sales of the remainder of our natural gas operations and all of our electric operations.


Item 7.  Financial Statements, Exhibits

     (a) Financial Statements of Business Disposed.

     Not applicable

     (b) Pro forma Financial Information

     Unaudited Pro forma Balance Sheet as of September 30, 2001

                                    SIGNATURE
                                -----------------




Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                         CITIZENS COMMUNICATIONS COMPANY
                         -------------------------------
                         (Registrant)




                         By: /s/   Robert J. Larson
                         ------------------------------
                            Robert J. Larson
                            Vice President and Chief Accounting Officer



Date: January 30, 2002

                         Proforma Financial Information

Divestitures
------------
On August 24, 1999, our Board of Directors approved a plan of divestiture for our public utilities services businesses, which include gas, electric and water and wastewater treatment businesses. We have sold all of our water and wastewater treatment operations and two of our natural gas operations. The status of each transaction is described as follows:

Water and Wastewater
--------------------
On October 18, 1999, we announced the agreement to sell our water and wastewater treatment operations to American Water Works, Inc. for $745.0 million in cash and $90.0 million of assumed debt. This transaction closed on January 15, 2002 for $859.1 million in cash and $120.4 million in assumed debt and other liabilities. The cash received in this transaction reflects a purchase price adjustment for construction expenditures made by us since October 18, 1999 and other purchase price adjustments pursuant to the asset purchase agreements. We expect to report a pretax gain of over $300.0 million on this transaction in the first quarter of 2002.

Electric
--------
On February 15, 2000, we announced that we had agreed to sell our electric utility operations. The Arizona and Vermont electric divisions were under contract to be sold to Cap Rock Energy Corp. (Cap Rock). The agreement with Cap Rock was terminated on March 7, 2001. We intend to pursue the disposition of the Vermont and Arizona electric divisions with alternative buyers. In August 2000, the Hawaii Public Utilities commission denied the initial application requesting approval of the purchase of our Kauai electric division by the Kauai Island Electric Co-op for $270 million in cash including the assumption of certain liabilities. We are discussing a reduction of the purchase price and other options. Our agreement for the sale of this division may be terminated unilaterally unless such amended and restated Purchase Agreement is entered into.

Gas
---
On July 2, 2001, we completed the sale of our Louisiana Gas operations to Atmos Energy Corporation for $363.4 million in cash. The pre-tax gain on the sale recognized in the third quarter of 2001 was approximately $139.3 million.

In July 2001, an agreement was signed to sell the Colorado Gas division to Kinder Morgan. This transaction closed on November 30, 2001. We received approximately $8.9 million, after purchase price adjustments.

The following unaudited pro forma condensed combined Balance Sheet information has been prepared to illustrate the effect of the water and wastewater treatment sector disposition had this transaction been completed at September 30, 2001. A pro forma statement of operations for the year ended December 31, 2000 and for the nine months ended September 30, 2001 has not been presented since the operations of the water and wastewater treatment sector was included in discontinued operations for both periods and any pro forma adjustments to continuing operations are negligible.

The pro forma information does not attempt to predict or suggest future results. The pro forma information also does not attempt to show how the company would actually have appeared had the transaction occurred prior to the date presented. If the transaction had actually occurred in prior periods, the financial position of the company would likely be different. You should not rely on pro forma financial information as an indication of the financial position that would have been achieved if the disposition had taken place earlier or the future financial position that the company will experience.

This unaudited pro forma condensed combined balance sheet should be read in conjunction with the historical financial statements of Citizens Communications Company.


                Citizens Communications Company and Subsidiaries
                          Pro Forma Balance Sheet Data
                            As of September 30, 2001
                                   (unaudited)

                                                                              Pro Forma for Water and Wastewater
                                                                                      Sector Disposition
                                                                Citizens     --------------------------------------
                                                             Communications
(Amounts in thousands)                                         9/30/2001       Adjustments            Adjusted
                                                            -------------------------------------------------------

Cash                                                             $    38,922       $ 859,065  (1)      $   897,987

Accounts receivable, net                                             339,382             (39) (1)          339,343
Short-term investments                                               141,496               -               141,496
Other current assets                                                  42,844               -                42,844
Assets held for sale                                               1,093,939               -             1,093,939
Assets of discontinued operations                                    743,238        (743,238) (1)                -
                                                            ---------------------------------      ----------------
  Total current assets                                             2,399,821         115,788             2,515,609

Net property, plant & equipment                                    4,537,291               -             4,537,291

Goodwill                                                             490,012               -               490,012
Customer Lists and other                                             195,243               -               195,243
Excess cost over net assets acquired                               2,179,199               -             2,179,199
                                                            ---------------------------------      ----------------
  Intangibles                                                      2,864,454               -             2,864,454

Investments                                                          117,124               -               117,124
Deferred debits and other assets                                     466,441               -               466,441
                                                            ---------------------------------      ----------------
    Total assets                                                 $10,385,131       $ 115,788           $10,500,919
                                                            =================================      ================


Long-term debt due within one year                               $   155,967       $       -           $   155,967
Accounts payable and other current liabilities                       516,520         196,455  (1)          712,975
Liabilities related to assets held for sale                          214,090               -               214,090
Liabilities of discontinued operations                               219,568        (219,568) (1)                -
                                                            ---------------------------------      ----------------
  Total current liabilities                                        1,106,145         (23,113)            1,083,032

Deferred income taxes                                                408,975               -               408,975
Customer advances for construction
  and contributions in aid of construction                           206,332               -               206,332
Deferred credits and other liabilities                               232,702            (227) (1)          232,475
Equity units                                                         460,000               -               460,000
Long-term debt                                                     5,783,591               -             5,783,591
                                                            ---------------------------------      ----------------
  Total liabilities                                                8,197,745         (23,340)            8,174,405

Company Obligated Mandatorily Redeemable
 Convertible Preferred Securities *                                  201,250               -               201,250

Common stock, $.25 par value (600,000,000 authorized shares,
 280,036,000 issued shares and  292,344,000 outstanding shares)       73,086               -                73,086
Additional paid-in capital                                         1,936,607               -             1,936,607
Retained earnings                                                    238,179         139,128  (1)          377,307
Accumulated other comprehensive income (loss)                        (59,147)              -               (59,147)
Treasury stock                                                      (202,589)              -              (202,589)
                                                            ---------------------------------      ----------------
  Total shareholders' equity                                       1,986,136         139,128             2,125,264

                                                            ---------------------------------      ----------------
    Total liabilities and shareholders' equity                   $10,385,131       $ 115,788           $10,500,919
                                                            =================================      ================


* Represents securities of a subsidiary trust, the sole assets of which are securities of a subsidiary partnership, substantially all the assets of which are convertible debentures of the Company.

             See Notes to Pro Forma Condensed Financial Statements.

                         Citizens Communications Company
              Notes to Unaudited Pro Forma Condensed Balance Sheet
                               September 30, 2001


(1) The adjustment represents the receipt of the net cash proceeds from the sale of the Water and Wastewater treatment sector and the elimination of the assets of discontinued operations and liabilities of discontinued operations (at September 30, 2001) net of estimated income taxes due on the sale. The cash amount reflects the gross sales price, as amended, plus adjustments for construction expenditures and working capital less liabilities and debt assumed. The estimated after tax gain on the sale of $139.1 million (at September 30, 2001) is reported in retained earnings.